Exhibit (a)(5)(F)
THE SHAREHOLDERS ARE INVITED TO ATTEND THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS ON FRIDAY, DECEMBER 16, 2005, AT 2 P.M.
AT THE OFFICES OF THE COMPANY, CAREL VAN BYLANDTLAAN 16, THE HAGUE, THE NETHERLANDS.
A G E N D A
1.	Approval of transactions referred to in the Merger Proposal of the Company and Shell Petroleum N.V.
2.	First amendment of the articles of association of the Company.
3.	Issue of shares by the Company.
4.	Second amendment of the articles of association of the Company.
5.	Merger of the Company with Shell Petroleum N.V. and amendment of the articles of association of Shell Petroleum N.V.
6.	Appointment of authorised representatives of the Company.
7.	Award of engagement to the auditor to examine the Annual Accounts of the Company for the financial year 2005.
Copies of the Merger Proposal, the Explanation thereto as well as the accompanying documents, including the Disclosure Document (dated October 31, 2005), the Implementation Agreement and the full text of the proposals for amendment of the articles of association of the Company and of Shell Petroleum N.V., are available for inspection at and may be obtained free of charge from the Company (Carel van Bylandtlaan 30, PO Box 162, 2501 AN The Hague, tel: +31-70-3774540 or by e-mail: ir-hague@shell.com) and the offices of ABN AMRO Bank N.V. (for inspection: Foppingadreef 22, 1102 BS Amsterdam; for obtaining free of charge: tel: +31-76-5799455) and Fortis Bank (Nederland) N.V. (Rokin 55, 1012 KK Amsterdam). The aforesaid information is also accessible at www.shell.com.

If you wish to attend the meeting you must:
1.	be recorded as a shareholder (see I);
2.	be registered to attend (see II); and
3.	submit an admittance card at the meeting (see II, final sentence).
If you wish to participate in the decision-making process through voting instructions without attending the meeting in person you must:
1.	be recorded as a shareholder (see I); and
2.	complete and return the voting instruction form you have received (see III).
If you wish to have yourself represented at the meeting by a proxy appointed by you, you must:
1.	be recorded as a shareholder (see I);
2.	be registered to attend (see II);
3.	deposit a written power of attorney (see IV); and
4.	provide the proxy with the admittance card for the meeting (see II, final sentence).
I.	RECORD DATE
In accordance with Article 26, paragraph 2 of the articles of association, the Board of Management has determined that those persons who are recorded in one of the registers referred to below on December 9, 2005 (the “Record Date”), after all entries and cancellations have been processed, will have the right to attend and vote at the Extraordinary General Meeting of Shareholders on December 16, 2005:
Holders of share certificates to bearer: the records of the institutions affiliated with the Netherlands Central Securities Depository (“Necigef”) which show to whom the shares belong under the Dutch Wet giraal effectenverkeer (Securities Giro Transfer Act).
Holders of registered shares of Hague registry: the register of shareholders kept by N.V. Algemeen Nederlands Trustkantoor ANT.
Holders of registered shares of New York registry: the register of shareholders kept by The Bank of New York.
II.	REGISTRATION AND ADMISSION
A.	Holders of share certificates to bearer may attend the meeting if they have registered to do so. To that end they should instruct, either via their banks or securities institutions or otherwise, the institution affiliated with Necigef in whose records they are recorded as holders of the shares to register them in writing at one of the following institutions not later than December 9, 2005. Upon doing so the aforesaid affiliated institution should submit a declaration stating that the shares concerned will remain recorded in its records in the name of the shareholder up to and including the Record Date.

In the Netherlands: ABN AMRO Bank N.V., Breda; Fortis Bank (Nederland) N.V., Amsterdam.

B.	Holders of registered shares of Hague registry may attend the meeting if they register to do so with N.V. Algemeen Nederlands Trustkantoor ANT (PO Box 11063, 1001 GB Amsterdam, The Netherlands, tel. +31-20-5222510) in writing not later than December 9, 2005, and the shares will remain recorded in the records in the name of the holder up to and including the Record Date.

Holders of registered shares of New York registry who are of record may attend the meeting if they register to do so with The Bank of New York (c/o: PO Box 11249, New York, NY 10203-0249, USA, tel. +1-212-815-3895) in writing not later than December 9, 2005, and the shares will remain recorded in the records in the name of the holder up to and including the Record Date.
Shareholders who have registered in accordance with the provisions under A or B will receive an admittance card for the meeting.
III.	VOTING INSTRUCTIONS
Holders of registered shares of Hague or New York registry will receive a voting instruction form which can be used if they do not intend to attend the meeting in person but do wish to exercise their voting rights. They may use the form to indicate for each item on the agenda how their votes should be cast.
The voting instruction form must be received at the return address stated on the form not later than 6 p.m. on December 9, 2005.
IV.	POWERS OF ATTORNEY
Shareholders who do not make use of the voting instruction form and wish to have themselves represented at the meeting by a proxy appointed by them must register in accordance with what is stated under II and also deposit a written power of attorney that must be received at the Company (FSK Division, PO Box 162, 2501 AN The Hague, The Netherlands) not later than December 13, 2005. For this purpose, forms may be used which are obtainable free of charge at the institutions stated under II. To be admitted to the meeting, the proxy must submit the admittance card received by the shareholder.
V.	USUFRUCTUARIES AND PLEDGEES
What is stated above under I, II and IV is correspondingly applicable to usufructuaries and pledgees of bearer shares or registered shares, provided they have voting rights.
The Hague, November 18, 2005
The Board of Management
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS